Exhibit 99.1

VBI Vaccines to Present at the World Vaccine Congress Washington

New Data Supports the Use of VBI’s eVLP Vaccines in Combination with Checkpoint Inhibitors

CAMBRIDGE, MA (March 29, 2016) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI”) is scheduled to present at the World Vaccine Congress Washington on Wednesday, March 30th, 2016 at 12:10 PM ET. The event is being held at the Grand Hyatt in Washington, D.C.

During the presentation, More Foreign than Neo: Harnessing the Power of Viral CMV Antigens in Cancer Vaccines, Dr. David E. Anderson, VBI’s Chief Scientific Officer, will summarize recent progress in VBI’s development of a glioblastoma multiforme (“glioblastoma” or “GBM”) immunotherapy. Dr. Anderson will also present new data that supports the use of VBI’s enveloped virus-like particle (“eVLP”) vaccines in synergistic combination with PD-1 checkpoint inhibition.

VBI has designed a bivalent eVLP vaccine to direct a potent immune response against cytomegalovirus (“CMV”) viral antigens that are frequently expressed in certain cancers, including breast and glioblastoma. In preclinical studies, VBI’s bilvalent eVLP vaccine stimulated strong T cell responses in GBM and breast cancer patient samples.

As additional proof of concept, VBI evaluated its bivalent eVLP vaccine alone and in combination with anti-PD-1 mAb, a checkpoint inhibitor, in ex vivo studies. The combination significantly increased IFN-ã secretion, suggesting improved T cell activity.

“Checkpoint inhibitors have revolutionized the treatment of many cancers by increasing a tumor’s vulnerability to immune attack,” said Dr. Anderson. “However, many patients lack the background anti-tumor immunity required to benefit from checkpoint inhibitors. Our therapeutic cancer vaccine uses CMV viral antigens that are expressed on tumors, and may be more easily recognized by the immune system, to direct a potent anti-tumor immune response. While early, we are excited about this preclinical data and the potential opportunity to improve outcomes in hard to treat cancers.”

To download a copy of Dr. Anderson’s presentation, visit: http://www.vbivaccines.com/wire/wvc-2016/.

Event Details

●	Event: World Vaccine Congress Washington
●	Date: Wednesday, March 30th, 2016
●	Time: 12:10 PM ET
●	Location: Grand Hyatt in Washington, D.C.
●	Event Website: http://bit.ly/wvc-2016

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com                                                                                                1

GBM Background

Glioblastoma is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year.–1 The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal, with median patient survival of less than 16 months.’2

Targeted immunotherapy may provide a promising adjunct or alternative to conventional GBM treatment. Immunotherapy is a fundamentally different way of treating cancer that stimulates the patient’s immune system to resume its attack on tumors. While conventional therapies are non-specific and may damage surrounding normal tissues, targeted immunotherapy may offer a highly specific and potentially long-lasting treatment approach that leverages the immune system to protect against cancer.

A growing body of research has demonstrated that GBM tumors are susceptible to infection by cytomegalovirus, with over 90% of GBM tumors expressing CMV antigens.3 In addition, recent research has demonstrated that an anti-CMV dendritic cell vaccination regimen can extend overall survival in patients with glioblastoma.4 Thus, effective targeting of foreign viral CMV antigens may represent a potent and attractive strategy for a GBM immunotherapy.

To learn more about VBI’s GBM Immunotherapy Program, visit: http://www.vbivaccines.com/gbm/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

1 v49.

2 ival in the United States before and during the temozolomide era. J Neurooncol. 2012;107(2):359-64.

3 oma. Neuro-oncology. 2008;10(1):10-8.

4 Mitchell DA, Batich KA, Gunn MD, et al. Tetanus toxoid and CCL3 improve dendritic cell vaccines in mice and glioblastoma patients. Nature. 2015;519(7543):366-9.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com                                                                                                2

Company Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

Forward-Looking Statement Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the efficacy of potential products, the timelines for bringing such products to market, and the availability of funding sources for continued development of such products. Forward-looking statements are based on management’s estimates, assumptions, and projections, and are subject to uncertainties, many of which are beyond the control of VBI. Actual results may differ materially from those anticipated in any forward-looking statement. Factors that may cause such differences include the risks that potential products that appear promising to VBI cannot be shown to be efficacious or safe in subsequent preclinical or clinical trials, VBI will not obtain appropriate or necessary governmental approvals to market these or other potential products, VBI may not be able to obtain anticipated funding for its development projects or other needed funding, and VBI may not be able to secure or enforce adequate legal protection, including patent protection, for its products. All forward-looking statements included in this press release are made only as of the date of this press release, and VBI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

More detailed information about VBI and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in VBI’s filings with the Securities and Exchange Commission (the “Commission”). VBI urges investors and security holders to read those documents free of charge at the Commission’s Web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from VBI. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, VBI undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

VBI Vaccines Inc. | 222 Third Street, Suite 2241 | Cambridge, MA 02142 | 617-830-3031 | info@vbivaccines.com                                                                                                 3